Exhibit 99.1

Investor contacts:

Todd Friedman / Stacie Bosinoff

The Blueshirt Group for CallWave

415-217-7722

todd@blueshirtgroup.com

CallWave Announces Financial Results for First Quarter of Fiscal 2006

Santa Barbara, Calif., November 2, 2005 — CallWave, Inc. (Nasdaq: CALL), a leading provider of VOIP enhanced services, today reported financial results for the first quarter ended September 30, 2005.

For the first quarter of fiscal 2006, CallWave reported total revenue of $10.6 million, compared to $11 million reported in the first quarter of fiscal 2005. Net income for the first quarter of 2006 was $932,000, or $0.04 per diluted share, compared to $2.9 million, or $0.17 per diluted share reported in the prior year. Net income for the 2006 first quarter includes a tax provision of $633,000, compared to the same period last year which included a tax benefit of $66,000.

Gross margins for the first quarter were 64% and operating margins were 10%. CallWave generated $3.4 million in cash in its operations and closed the quarter with $61.9 million in cash, cash equivalents and marketable securities. At September 30, 2005, CallWave had 790,000 total subscribers, including 10,000 mobile subscribers up from 5,000 in the prior quarter.

“CallWave is in an important transition phase as we deliver new services that simplify the convergence of fixed and mobile phones,” commented David Hofstatter, President and CEO of CallWave. “When you look at our sequential mobile subscriber growth and the validation of mobile services, both at the end-user and carrier/channel level we are encouraged by the early results. Our mobile subscriber base doubled to 10,000 users this quarter with minimal marketing, and our efforts to maximize cash flow in our land line business resulted in generating $3.4 million in cash this quarter.

The Company reaffirmed its previous guidance for fiscal 2006 expecting revenue of approximately $40 million with pretax margins of approximately 10%.

Conference Call Details

The CallWave First Quarter 2006 teleconference and Webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Wednesday, November 2, 2005. To access the live Webcast, please visit the investor relations section of the Company’s website http://www.callwave.com at least 30 minutes prior to the scheduled time to download any necessary audio or plug-in software. An audio replay of the call will also be available to investors beginning at 8:00 p.m. ET on November 2, 2005, through November 16, 2005, by dialing (800) 405-2236 and entering the passcode 11041665#.

About CallWave

CallWave (Nasdaq:CALL) is a leader in VoIP enhanced services for the consumer and small business markets. The company provides VoIP application services on a subscription basis that add features and functionality to both the landline and wireless telecommunications services used in homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing personal communications networks — landline, mobile and IP — by adding software-based call-handling features and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, California. For further information, please visit www.callwave.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast consumer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by CallWave with the U.S. Securities and Exchange Commission, including but not limited to CallWave’s annual report on Form 10-K for the fiscal year ended June 30, 2005, for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and CallWave disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the first quarter of fiscal 2006 are not necessarily indicative of CallWave’s operating results for any future periods.

CallWave is a registered trademark of CallWave, Inc. All other trademarks are the property of their respective holders.

CALLWAVE, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited, in thousands, except per share data)

For the Three Months Ending

	9/30/2005	9/30/2004
Revenues	$10,572	$11,045

Cost of Sales	3,761	3,202

Gross Profit	6,811	7,843

Operating Expenses:
Sales and Marketing	2,109	2,116
Research and Development	1,216	1,668
General and Administrative	2,182	1,276
Impairment of long-lived assets	243	—

Total operating expenses	5,750	5,060

Operating income	1,061	2,783

Interest Income, net	506	52

Income before income taxes	1,565	2,835

Income tax provision	633	(66)

Net income	$932	$2,901

EPS
Basic	$0.05	$0.44
Diluted	$0.04	$0.17

Weighted average shares	20,374	6,540
Fully diluted weighted average shares	21,160	17,365

CALLWAVE, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	9/30/2005	6/30/2005
	(unaudited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$34,883	$16,828
Marketable Securities	26,653	39,996
Restricted Cash	335	335
Accounts Receivable; net of allowance for doubtful accounts	4,867	5,676
Inventory	—	454
Prepaid Income Tax	336	113
Other Current Assets	199	476
Total Current Assets	67,273	63,878

Property and Equipment, net	1,867	2,024
Deferred Tax Asset	2,295	2,929
Other Assets	156	414

Total Assets	$71,591	$69,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$798	$801
Accrued Payroll	1,037	1,014
Deferred Revenues	1,398	1,587
Income Taxes Payable	2	—
Other Current Liabilities	1,526	1,447

Total Current Liabilities	4,761	4,849

Total Liabilities	4,761	4,849

Stockholders’ equity:
Common Stock	71,311	70,296
Deferred Compensation	—	(545)
Unrealized Gains/Losses	(82)	(24)
Accumulated Deficit	(4,399)	(5,331)

Total Stockholders’ equity	66,830	64,396

Total Liabilities and stockholders’ equity	$71,591	$69,245

CALLWAVE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the three months ended September 30,
	2005	2004
	(unaudited)
Cash flows from operating activities:
Net income	$932	$2,901
Operating activity adjustments
Depreciation and amortization	217	194
Impairment of long lived assets	243	—
Share based compensation	107	46
Deferred tax asset	634	485
Bad debt expense	542	191

Changes in operating assets & liabilities:
Accounts receivable, net of bad debt expense	267	(759)
Inventory	454	—
Prepaid income tax	(223)	(58)
Other assets	292	608
Accounts payable	(3)	(42)
Accrued payroll	23	(133)
Deferred revenue	(189)	(54)
Income taxes payable	2	(781)
Accrued other liabilities	79	571

Net cash provided by operating activities	3,377	3,169

Cash flows from investing activities:
Purchases of marketable securities	(3,180)	(2,997)
Sales of marketable securities	16,465	—
Purchases of property and equipment	(60)	(159)

Net cash provided by (used in) investing activities	13,225	(3,156)

Cash flows from financing activities:
Exercises of stock options and warrants	1,453	137
Costs incurred in initial public offering	—	(1,522)

Net cash provided by (used in ) financing activities	1,453	(1,385)

Net increase in cash and cash equivalents	18,055	(1,372)
Cash and cash equivalents at beginning of the period	16,828	6,187

Cash and cash equivalents at end of the period	$34,883	$4,815